Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

PEREGRINE REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE LISTING REQUIREMENT

TUSTIN, California July 30, 2012 -- Peregrine Pharmaceuticals (Nasdaq: PPHM) today announced that it has received a letter from The NASDAQ Stock Market LLC notifying the company that it has regained full compliance with the NASDAQ Capital Market’s minimum bid price continued listing requirement, as a result of the closing bid price of its common stock having been at or above the minimum requirement of $1.00 per share for at least 10 consecutive trading days. As a result, Peregrine’s shares of common stock will continue to trade on the NASDAQ capital market.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and infectious diseases. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.